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                                                                    EXHIBIT 10.4

                                                                    WebSideStory
                                                               November 16, 2001

                                   ADDENDUM TO
                          TERMS FOR DELIVERY OF SERVICE

      THIS ADDENDUM TO TERMS FOR DELIVERY OF SERVICE, Version 5.2 ("ADDENDUM") is dated to be effective as of November 20, 2001 ("EFFECTIVE DATE") and is made by and between Level 3 Communications, LLC ("LEVEL 3") and WEBSIDESTORY INC., a Delaware corporation ("CUSTOMER").

      Level 3 and Customer desire to enter into a contract for the delivery of
(3)Center(sm) Colocation and (3)CrossRoads(sm) Services in Level 3's San Diego Gateway by Level 3 to Customer pursuant to the terms and conditions of (i) Customer Order number 000186259 attached hereto as Exhibit "B" (the "CUSTOMER ORDER"), (ii) the Terms and Conditions for Delivery of Service, Version 5.2 attached hereto as Exhibit "C" (the "TERMS"); and (iii) this Addendum. The Customer Order and the Terms are incorporated by reference as if fully set forth herein. The Customer Order, the Terms, and this Addendum are hereinafter together referred to as the "AGREEMENT" Capitalized terms used but not defined herein shall have the meanings set forth in the Terms. The terms and conditions contained in this Addendum are only applicable to the Customer Order and modify the Customer Order and the Terms in the following limited respects:

      NOW, THEREFORE, in consideration of the covenants and conditions set forth in the Agreement, and for other good and valuable consideration the receipt and sufficiently of which are hereby acknowledged, the undersigned hereby agree as follows:

      1. REPRESENTATIONS. Level 3 represents and warrants to Customer that to the best of Level 3's knowledge (a) the term of the Agreement does not exceed the terms under which Level 3 has lease rights in the San Diego CA, Gateway (hereinafter "Gateway"); (b) to the best of Level 3's knowledge, Level 3 is not in default of its lease in its Gateway located at 8929 Aero Drive, San Diego, CA

      2. AMENDMENTS TO THE TERMS. The Terms of the Agreement are hereby amended and modified as follows:

      a. Service Term. Section 1.26 of the Terms is hereby amended with respect to the (3)Center(sm) Colocation Space and the
            (3)CrossRoads(sm) Services ordered under the Customer Order by adding the following to the end of the section:

            "Upon expiration of the initial two year term of the Colocation Space as set forth in the Customer Order, Customer will have the right but not the obligation to renew or extend the term of the Agreement as it relates to the Colocation Space for up to four additional one-year terms, on the same terms and conditions as in the Agreement. Upon the expiration of the fourth such one-year renewal term, Level 3 and Customer may further renew or extend the term of the Agreement as it relates to the Colocation Space on such terms and conditions as the parties may agree in writing. The fees and charges for the Colocation Space will continue during each of the four one-year renewal terms at the lesser of (a) the fees and

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            charges as set forth on the Customer Order or (b) upon completion of a Level 3 price review of the previous six (6) months executed Colocation Agreements specific to the San Diego, CA. Gateway, Level
            3 will re-set Customer's monthly recurring charges for such Space equal to the average price per square foot over the aforementioned six (6) months for Colocation deals with a total square footage of greater than 500 square feet and less than 1,300 square feet.

            As it pertains to the (3)CrossRoads(sm) Service obtained by Customer under the Customer Order, the Service Term shall be fourteen (14) months from the Service Commencement Date."

      b. Customer-Provided Equipment. Section 2.6 of the Terms is hereby amended by adding the following to the end of the section:

            "Level 3 agrees that it will not intentionally create or knowingly permit or cause to be recorded against the Customer Premises or any Customer provided equipment any lien or similar encumbrance as a consequence of any act or omission of Level 3. Provided, however, if any such lien or encumbrance is recorded against the Customer Premises or any Customer provided equipment as a consequence of any act or omission of Level 3, Level 3 agrees to and will cause said lien to be removed within thirty (30) calendar days of receipt from Customer of written notice of recordation thereof"

      c. Discontinuance of Customer Order by Customer. Section 4.3 of the Terms is hereby amended as follows:

            Sub-paragraph (C) is deleted in its entirety and replaced with the following new Sub-paragraph (C):

            (C) In the event Customer elects to cancel the affected Service pursuant to this Section 4.3, Customer shall be entitled to any Service Level Credits not yet posted to Customer's account at the time of termination but incurred by Customer by Customer prior to the termination. Customer shall not be entitled to Service Level Credits arising specifically out of the event of termination.

            The following new Sub-paragraphs (D) and (E) are hereby incorporated to the end of such section:

            (D) In addition, Customer may also terminate and discontinue affected Service prior to the end of the Service Term without the payment of any applicable termination charge if: (a) Level 3 violates any law, rule, regulation, or policy of any governmental authority which materially and adversely affects delivery of the Service; if Level 3 makes a material misrepresentation to Customer in connection with and which materially and adversely affects delivery of the Service; if Level 3 engages in any fraud related to the Service or this Addendum or the Terms, or if a court or other government authority prohibits Level 3 from furnishing the service; or (b) if Level 3 files bankruptcy, for reorganization, or fails to discharge an involuntary petition therefore within 60 days; or (c) if Level 3 fails to cure its

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            material breach (other than as addressed in Sub-Sections (A) and (B)
            of this Section 4.3) of any of these Terms or any Customer Order within thirty (30) days after written notice thereof provided by Customer. For the sake of clarity, Customer's sole right of termination for quality of Service issues and/or delay in service delivery are as stated in Section 4.3 (A) and (B) and such rights of termination are not expanded by this Section 4.3(D). Customer must exercise its right to terminate any affected Service under this section in writing within sixty (60) days of becoming aware of the event giving rise to a termination right hereunder.

            "(E) Notwithstanding anything contained in the Agreement, upon any termination of the Agreement by Customer pursuant to this Section 4.3, or any termination resulting from Level 3's loss of its lease to the Gateway as set forth in Section 9.8, (1) Level 3 will allow Customer reasonable access to the Gateway in order to remove its equipment pursuant to section 9.9 of the Terms; (2) Level 3 will within thirty (30) calendar days of the effective date of said expiration or termination return to Customer any deposits, prepaid fees or other monies held by Level 3 as security for Customer's performance, less any accrued but unpaid fees pursuant to section
            2.3 of the Terms; and (3) Customer will no longer have any obligation to pay any termination charge or make any payments with respect to any remaining and unused portion of the unexpired term of the Agreement."

      d. Assignment. Section 7.2 of the Terms is hereby amended by adding the following to the end of the section:

            "Notwithstanding the foregoing, Customer and Level 3 will have the right, upon advance written notice to the other, to assign all of its rights, duties and obligations under the Agreement to (a) a wholly-owned subsidiary or to a parent company which wholly-owns the assigning party; (b) to any entity that controls, is controlled by, or is under common control with the assigning party; (c) any entity which succeeds to all or substantially all of the party's assets, whether by merger, sale or otherwise, of the assigning party or (d) any assignee or transferee that has a net worth equal to or greater than the net worth of the assigning party at the time of the proposed assignment and if the assignee/transferee agrees in writing to assume all duties, obligations and responsibilities of assigning party under the Agreement."

      e. Termination of Use. Section 9.8 of the Terms is hereby amended by adding the following to the end of the section:

            "Notwithstanding the foregoing or anything else contained in this Agreement, in the event Level 3 loses its right to occupy the Gateway or use of the Gateway prior to the scheduled lease expiration date (either by voluntary agreement or pursuant to a judgment of a court of competent jurisdiction), Level 3 agrees to and will notify Customer in writing of the same within (10) business days of the date that Level 3 is informed thereof. On condition that
            (i) Customer timely pays to Level 3 all amounts due and owing under the Agreement, (ii) timely performs each and every of its obligations under the Agreement, and (iii) is not in breach or

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            default under any material term or provision of the Agreement, then
            Level 3 will offer to Customer the choice of all any other available space in the other facilities operated by Level 3 on the same terms and conditions as set forth in this Agreement. Customer will have ten (10) business days to accept or reject such offer. If Customer rejects such offer, Level 3 will provide Customer with six (6) months to vacate the Gateway (the "VACATE PERIOD"). If Level 3 is not able to provide such six-month Vacate Period, Level 3 will provide as much Vacate Period as Level 3 is legally able to provide. Notwithstanding anything to the contrary contained in the Agreement, so long as Customer satisfies the conditions of clauses (i) through
            (iii) above, Level 3 will not intentionally cease to provide power to the Customer Premises, or deny Customer access to the Customer Premises (subject, however, to any reasonable rules and regulations of Level 3 that pertain to all clients and customers of the Gateway); or intentionally cause any carrier to terminate its carrier interconnection(s) to Customer's equipment, or intentionally terminate the Agreement.

            Without limiting the foregoing, in the event Level 3 loses its right to occupy the Gateway or use the Gateway in which Customer's Colocation Space is located due to Level 3's uncured default under the terms of the underlying Gateway lease or Level 3's non-renewal of such lease, and provided that Level 3 has one or more other Gateways in the Southern California area that has sufficient Colocation Space available such that Customer can be offered a like amount of Colocation Space therein, then Level 3 shall provide Customer with substantially the same amount of Colocation Space in one of such other Gateways (at the same price as the original Colocation Space for the remainder of the original Service Term and any renewal terms as provided under Section 1.26 (as modified)). Level 3 shall reimburse Customer (as provided below) for the reasonable, out of pocket costs directly related to Customer's relocation to the Colocation Space in such other Gateway (not to exceed six (6) months monthly recurring charges for the original Colocation Space), but not for any indirect or consequential losses (such as lost revenue or lost business) related to such relocation. Level 3's reimbursement of Customer shall be through service credits that may only be used by Customer against Level 3's future invoices to Customer for monthly recurring charges for Colocation Space (but not for charges relating to power), and such credits must be used within twelve (12) months following the date of relocation. If such credits are not used within such twelve (12) month period, any remaining credit balance will be forfeited."

      f. Removal of Equipment. Section 9.9 of the Terms is hereby amended by changing "two (2) days" on the first line of such Section to "ten
            (10) days".

      g. Insurance. Section 9.12 of the Terms is hereby amended by adding the following sentence at the end of such section:

            "Level 3 will maintain insurance in at least the amounts and coverages required herein of Customer."

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      h.    Power. Section 9.17 of the Terms is hereby deleted in its entirety and replaced with the following new Section 9.17:

            "Notwithstanding any event requiring Level 3 to pay for power utilities over the current amount paid by Level 3, Level 3 may not increase the amount Customer pays for power during the initial two
            (2) year term as set forth in the Customer Order or for up to four additional one-year terms should Customer elect to exercise the renewable options pursuant to section 1.26 of the Terms."

      3. Service Commencement Date. Notwithstanding anything in the Agreement to the contrary, Customer may begin using the (3)CrossRoads(sm) Service and Colocation Space ordered under the Customer Order upon delivery by Level 3 of the applicable Connection Notice to be delivered to Customer by Level 3 no later than January 2, 2002, but the Service Commencement Dates for such (3)CrossRoads(sm) Service and Colocation Space for billing purposes shall be March 1, 2002 and April 1, 2002 respectively.

      4. Specific Power Charges: Pursuant to Customer Order number 000186259, Level 3 will not charge Customer Non-Recurring installation charges for power circuits to Colocation racks residing in rows 1 and 4 (as identified via diagram contained in "Exhibit A") of the Colocation Space. The waiving of Non-Recurring installation charges related to AC 120v power circuits to Colocaton racks residing in the entire Colocation Space shall be capped at 2,000 amperes of AC 120v power. The aforementioned racks residing in rows 1 and 4 may receive a mix of one (1) to two (2) power circuits of AC 120v power per individual rack. The Customer must order power circuits of AC 120v power per rack from Level 3 in increments of five (5) or more power circuits and must begin billing for power services on those circuits within ninety (90) calendar days of such order to Level 3. At the commencement of each renewal period as identified in section 2a above (e.g. years 3-6); Customer may, upon advanced written notice to Level 3, request the adjustment downward of Customers previously utilized power amperage. In the event Customer requests any increase in power above the aforementioned 2,000 amperes of AC 120v power in the Space (or the equivalent number of total watts), the granting of such request shall be at Level 3's reasonable discretion. Thereafter, Level 3 will adjust the charges associated with such Customer power requirements to the Space consistent with the number of amperes of power requested by Customer in advance of the commencement of the new term.

      5. Colocation specifics: An area designated for Customer office use, approximately 16 x 18 square feet, shall be allotted to Customer within the Gateway. Charges for same are incorporated within the Colocation charges identified on the Customer Order. Customer shall be able to inhabit the Colocation Space commencing January 02, 2002 provided Customer Provided Equipment (CPE) consisting of all cabinets, racks, cabling, engineering design drawings etc. are delivered to Level 3 in ample time to complete such installation. In addition, Level 3 shall connect ninety-six (96) category 5 cables to a mutually agreed upon number of racks within the Space provided again that Customer provides the

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            necessary CPE and proper engineering documentation necessary to complete such installation.

This ADDENDUM TO TERMS FOR DELIVERY OF SERVICES is executed on the Effective Date first above written.

LEVEL 3 COMMUNICATIONS LLC                         WEBSIDESTORY, INC.

By:  /s/ Todd C. Coleman                           By: /s/ John Hentrich
    ---------------------------                        ------------------------
Name:    Todd C. Coleman                           Name: John Hentrich
      -------------------------                    Title: CEO
Title:   Vice President
       ------------------------

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